Exhibit 99.1

Press Release

DENVER, CO—July 29, 2014	Contact: Chris Van Ens
Phone: 720.348.7762
UDR ANNOUNCES SECOND QUARTER 2014 RESULTS
~ Reports Second Quarter AFFO per Share of $0.34 ~

Second Quarter 2014 Highlights:

•	Funds from Operations (“FFO”) per share was $0.39 (+5% year-over-year), FFO as Adjusted per share was $0.39 (+11%), and AFFO per share was $0.34 (+10%).

•	Year-over-year same-store (“SS”) revenue and net operating income (“NOI”) growth for the quarter were 4.4 percent and 5.5 percent, respectively.

•
Sold two Tampa, FL communities with 677 homes for approximately $81 million. Subsequent to quarter end, sold a $50 million, 371-home community located in Orlando, FL. Combined, the sales were transacted at a wtd. avg. 5.6 percent cash flow cap rate.

•	Completed the redevelopment of 748 homes at 27 Seventy Five Mesa Verde in Orange County, CA for $78 million.

•
As previously announced, the Company increased its ownership interest from 12 percent to 50 percent in the final six operating communities in the UDR / MetLife I JV. These six communities were contributed to the UDR / MetLife II JV.

•	Paid down indebtedness outstanding on the Company's credit facility with the issuance of a $300 million, 10-year unsecured offering at a coupon of 3.75 percent.

•	Increased full-year 2014 earnings and SS growth and occupancy guidance:

◦	FFO per share guidance increased by $0.04 and FFO as Adjusted and AFFO per share guidance increased by $0.01 at the midpoint.

◦	SS revenue growth guidance: 3.75 to 4.25 percent (+12.5 bps at the midpoint).

◦	SS expense growth guidance: 1.75 to 2.25 percent (-100 bps at the midpoint).

◦	SS NOI growth guidance: 4.50 to 5.50 percent (+62.5 bps at the midpoint).

◦	SS occupancy guidance: 96.5 percent (+50 bps).

	Q2 2014	Q2 2013	YTD 2014	YTD 2013
FFO per share	$0.39	$0.37	$0.75	$0.71
Gain on sale of land	—	—	(0.004)	—
Casualty-related (recoveries) / charges, net	—	(0.011)	0.002	(0.021)
Other	0.001	—	0.001	—
FFO as Adjusted per share	$0.39	$0.35	$0.74	$0.69
Recurring capital expenditures	(0.042)	(0.046)	(0.067)	(0.072)
AFFO per share	$0.34	$0.31	$0.68	$0.62

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s second quarter supplemental package.

Operations

Same-store NOI increased 5.5 percent year-over-year in the second quarter of 2014 driven by same-store revenue growth of 4.4 percent against a 1.7 percent increase in same-store expenses. Same-store physical occupancy was 96.8 percent as compared to 96.2 percent in the prior year period. The annualized rate of turnover increased 20 basis points year-over-year to 55.1 percent in the quarter.
Summary of Same-Store Results Second Quarter 2014 versus Second Quarter 2013

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth	% of Same-Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.8%	2.2%	7.3%	39.5%	96.5%	11,847
Mid-Atlantic	1.6%	2.1%	1.4%	24.5%	97.0%	8,986
Southeast	4.7%	(0.8)%	7.7%	15.5%	96.9%	8,467
Northeast	4.6%	(4.1)%	7.7%	13.3%	96.9%	2,387
Southwest	5.2%	9.9%	2.4%	7.2%	97.3%	3,998
Total	4.4%	1.7%	5.5%	100.0%	96.8%	35,685

(1)	Based on Q2 2014 NOI.

(2)	Average same-store occupancy for the quarter.

(3)
During the second quarter, 35,685 apartment homes, or approximately 87 percent of 40,811 total consolidated apartment homes (versus 51,923 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Sequentially, second quarter results followed typical seasonal trends with the Company’s same-store NOI increasing by 2.8 percent on revenue growth of 1.8 percent and a 0.3 percent decrease in expenses.
For the six months ended June 30, 2014, the Company’s same-store revenue increased 4.5 percent as compared to the prior year. Same-store expenses increased 2.1 percent year-over-year resulting in a same-store NOI increase of 5.5 percent as compared to the prior year period in 2013. Year-over-year same-store physical occupancy increased by 50 basis points to 96.5 percent.
Summary of Same-Store Results YTD 2014 versus YTD 2013

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth	% of Same-Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.2%	2.5%	7.7%	40.9%	96.0%	11,847
Mid-Atlantic	1.4%	3.3%	0.5%	25.3%	96.7%	8,986
Southeast	4.8%	(0.5)%	7.6%	16.3%	96.8%	8,467
Northeast	4.4%	(1.0)%	6.4%	10.0%	96.9%	1,879
Southwest	5.3%	5.2%	5.4%	7.5%	97.0%	3,998
Total	4.5%	2.1%	5.5%	100.0%	96.5%	35,177

(1)	Based on YTD 2014 NOI.

(2)	Average same-store occupancy for YTD 2014.

(3)
During the six months ended June 30, 2014, 35,177 apartment homes, or approximately 86 percent of 40,811 total consolidated apartment homes, were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Development and Redevelopment Activity
At the end of the second quarter, the Company’s under construction and recently completed development pipeline totaled $1.1 billion and was expected to produce a weighted average spread between estimated stabilized construction yields and current market cap rates near the midpoint of the Company’s 150 to 200 basis point targeted range. The total pipeline was 72 percent funded. Of the remaining $671 million in development projects left to complete, $183 million is expected to be completed in 2014, $326 million in 2015 and the remainder in 2016.
During the second quarter, the Company completed the $78 million redevelopment of 748 homes at 27 Seventy Five Mesa Verde, a 964-home community located in Orange County, CA. Redevelopment work continued at View 34 (formerly known as Rivergate) in New York, NY where an additional 232 homes were completed during the quarter at an incremental aggregate cost of $6.7 million.
Transactional Activity
During the quarter, the Company disposed of two communities containing 677 homes in Tampa, FL for approximately $81 million. Subsequent to the end of the quarter, the Company sold a $50 million, 371-home community located in Orlando, FL. Combined, the three sales were transacted at a weighted average 5.6 percent cash flow cap rate, had an average monthly revenue per occupied home of $1,119 in the second quarter of 2014 and were 20 years old on average.
Joint Venture / Partnership Investment Activity
As previously announced, on April 21, 2014, the Company increased its ownership interest in the final six operating communities in the UDR / MetLife I Joint Venture from 12 percent to 50 percent. The six communities were contributed to the UDR / MetLife II Joint Venture.  These condo-quality communities represent a mix of high-rise, mid-rise and garden style product, are primarily located in the Company’s coastal core markets, and had an aggregate market value of approximately $505 million based on a 4.8% cap rate on estimated 2014 NOI.  Each of the communities was built between 2008 and 2010.
Debt attributable to the six operating communities totaled $284 million, carried an average interest rate of 4.8 percent and an average term of 7.4 years at the time of the transaction. Additional details relating to the transaction can be found in the Company’s first quarter earnings release on the Company’s website at www.udr.com.
Capital Markets
As previously announced, on June 17, 2014, the Company issued $300 million of 3.75 percent, 10-year senior unsecured notes under its existing shelf registration statement. The notes will mature on July 1, 2024 and have a yield to maturity of 3.79 percent. Net proceeds from the issuance were used to pay down indebtedness outstanding on the Company's credit facility. Additional details related to the senior unsecured notes can be found in the press release dated June 17, 2014 on the Company’s website at www.udr.com.
As of the end of the second quarter, the Company had no outstanding 2014 debt maturities that could not be extended at the Company’s option.
Subsequent to the end of the second quarter on July 16, 2014, the Company received proceeds totaling $36 million from the prepayment of a “B” note it held. This resulted in a net gain of approximately $8.4 million, or $0.03 of FFO per share, which will be recognized in the third quarter of 2014. The gain has a positive impact on the Company’s full-year 2014 FFO per share guidance but no effect on FFO as Adjusted or AFFO per share expectations.

Balance Sheet
At June 30, 2014, the Company had $650 million in availability through a combination of cash and undrawn capacity on its credit facility.
The Company’s total indebtedness at June 30, 2014 was $3.7 billion. The Company ended the quarter with fixed-rate debt representing 83 percent of its total debt, a total blended interest rate of 3.9 percent and a weighted average maturity of 4.7 years. The Company’s leverage was 40.5 percent versus 38.6 percent a year ago, net debt-to-EBITDA was 6.9x, flat versus a year ago and fixed charge coverage was 3.6x versus 3.1x a year ago.
Dividend
As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2014 in the amount of $0.26 per share. The dividend will be paid in cash on July 31, 2014 to UDR common stock shareholders of record as of July 10, 2014. The second quarter 2014 dividend will represent the 167th consecutive quarterly dividend paid by the Company on its common stock.
On an annualized declared basis, the Company’s $1.04 per share 2014 dividend represents an 11 percent increase versus 2013.
Outlook
For the third quarter of 2014, the Company has established the following guidance ranges:

Current
FFO per share	$0.39 to $0.41
FFO as Adjusted per share	$0.36 to $0.38
AFFO per share	$0.31 to $0.33

For the full-year 2014, the Company has increased its earnings guidance ranges primarily as the result of better-than-expected operations. FFO per share guidance also benefited from the net gain associated with the recent prepayment of a “B” note held by the Company. Below are the full-year guidance ranges:

	Revised	Previous
FFO per share	$1.52 to $1.56	$1.47 to $1.53
FFO as Adjusted per share	$1.49 to $1.53	$1.47 to $1.53
AFFO per share	$1.32 to $1.36	$1.30 to $1.36

For the full-year 2014, the Company has increased its same-store growth guidance ranges and occupancy expectation. Below are the full-year guidance ranges:

	Revised	Previous
Revenue	3.75% to 4.25%	3.50% to 4.25%
Expense	1.75% to 2.25%	2.75% to 3.25%
Net operating income	4.50% to 5.50%	3.75% to 5.00%
Physical occupancy	96.5%	96.0%

Additional assumptions for the Company’s third quarter and full-year 2014 guidance can be found on Attachment 15 of the Company’s second quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at www.udr.com.
Conference Call and Webcast Information
UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 29, 2014 to discuss second quarter results. The webcast will be available on UDR's website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 888-481-2877 for domestic and 719-457-2648 for international and provide the following conference ID number: 2761211.

A replay of the conference call will be available through August 28, 2014, by dialing 888-203-1112 for domestic and 719-457-0820 for international and entering the confirmation number, 2761211, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR's website at www.udr.com.
Full Text of the Earnings Report and Supplemental Data
Internet -- The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.
Mail -- For those without Internet access, the second quarter 2014 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.
This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2014, UDR owned or had an ownership position in 51,923 apartment homes including 1,321 homes under development. For 42 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.